UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2026

Actuate Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-42139	47-3044785
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1751 River Run, Suite 400 Fort Worth, Texas	76107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (817) 887-8455

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000001 per share	ACTU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On October 26, 2026, Actuate Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Newbridge Securities Corporation, acting as sole book-running manager (the “Underwriter”), relating to the issuance and sale of 30,985,900 shares of the Company’s common stock, par value $0.000001 per share, and warrants to purchase up to an aggregate of 15,492,950 shares of common stock (the “Common Warrants”) (the “Offering”). The combined public offering price for each set of two shares of common stock and one accompanying Common Warrant to purchase one share of common stock is $0.71, before underwriting discounts and commissions. The Common Warrants have an exercise price of $0.45 per share, are exercisable immediately upon issuance and will expire five years following the date of issuance. Under the terms of the Underwriting Agreement, the Company granted the Underwriter an over-allotment option, exercisable for 45 days, to purchase up to 4,647,885 additional shares of common stock and additional Common Warrants to purchase up to 2,323,942 shares of common stock from the Company at the public offering price, less underwriting discounts and commissions.

On October 28, 2026, the Company closed the Offering. The net proceeds to the Company from the Offering were approximately $9.96 million, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company.

The Offering was made pursuant to the Company’s registration statement on Form S-1 (File No. 333-299332), which was declared effective by the Securities and Exchange Commission on October 26, 2026 under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including liabilities under the Securities Act, other obligations of the parties, and termination provisions.

The Company issued to the Underwriter or its designees warrants to purchase up to a total of 3.5% of the shares of common stock sold in the Offering (including the shares sold through the exercise of the over-allotment option). The warrants are exercisable at $0.44375 per share (125% of the public offering price of $0.355 per share) commencing on the 180th day following the date of the Underwriting Agreement and will expire October 26, 2031 in compliance with FINRA Rule 5110(g)(8)(A). The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e).

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by the Underwriting Agreement.

Warrant Agency Agreement

Additionally, in connection with the Offering, on October 28, 2026, the Company entered into a Warrant Agency Agreement with Broadridge Corporate Issuer Solutions, LLC, as warrant agent, pursuant to which Broadridge Corporate Issuer Solutions, LLC will act as the Company’s agent in connection with the issuance, registration, transfer, exchange and exercise of the Common Warrants, including the Common Warrants issuable upon exercise of the Underwriter’s over-allotment option.

A copy of the Warrant Agency Agreement is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the Warrant Agency Agreement is qualified in its entirety by the Warrant Agency Agreement.

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Item 8.01 Other Events.

On October 27, 2026, the Company issued a press release announcing that it had priced the Offering. A copy of the Company’s press release is attached as Exhibit 99.1 hereto.

In connection with the Offering, Greenberg Traurig, LLP provided the Company with the updated legal opinion attached to this Current Report on Form 8-K as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy shares of common stock or any other securities of the Company, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this report:

Exhibit Number	Exhibit Description
1.1	Underwriting Agreement dated as of October 26, 2026 between the Company and Newbridge Securities Corporation
4.1	Warrant Agency Agreement dated as of October 28, 2026 between the Company and Broadridge Corporate Issuer Solutions, LLC, as warrant agent
5.1	Opinion of Greenberg Traurig, LLP
99.1	Press Release dated October 27, 2026 regarding the pricing of the offering
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Actuate Therapeutics, Inc.

Date: October 28, 2026	By:	/s/ Daniel M. Schmitt
Name: Daniel M. Schmitt
Title: President and Chief Executive Officer

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